EXHIBIT 10.5

AMENDMENT TO THE

MORGAN STANLEY 401(k) PLAN

Morgan Stanley Services Group Inc. (the “Company”) hereby amends the Morgan Stanley 401(k) Plan (the “401(k) Plan”) as follows:

1.	Effective January 8, 2018, the definition of “Earnings” in Section 2 of the 401(k) Plan is amended by inserting a new sentence immediately following the third sentence of the first paragraph thereof to read as follows:

“Notwithstanding anything to the contrary in the definition of Earnings, Earnings shall exclude amounts designated by the Plan Administrator as ‘a special “one-time” payment’ (generally not to exceed USD $1,000 per person) made to certain employees in the first calendar quarter of 2018.”

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf as of this 17th day of January, 2018.

MORGAN STANLEY SERVICES GROUP INC.

By:	/s/ Jeffrey Brodsky
Title:	Chief Human Resources Officer